Exhibit 99.1

February 27, 2023 - 08:30 AM Eastern Standard Time

Air Industries Group Subsidiary Sterling Engineering Corp
Receives Contracts for $3.0 Million for Turbine Engine and
Helicopter Components

Bay Shore, N.Y.--(BUSINESS WIRE)--Air Industries Group (the Company) (NYSE American: AIRI), an integrated Tier 1 manufacturer of precision assemblies and components for mission-critical aerospace and defense applications, and a prime contractor to the U.S. Department of Defense, today announced that it has been awarded new contracts worth $3.0 million for turbine engine components.

Mr. Lou Melluzzo, CEO of Air Industries, commented: “Our Sterling Engineering subsidiary has received a new contract from a long-established customer. The component is a Support Nozzle used in high pressure turbine engines for onboard electric power generation on large ships.

“Our Connecticut operation is starting to see a resurgence of activity for both turbine engine work and rotorcraft components.

“Earlier this month our Sterling subsidiary also received an important order for a flight critical component for the CH-53K. This marks the second order received on this major new helicopter platform and it follows a previously announced $5.2 million Long-Term Agreement for Chaff Pods for the CH-53K in late 2021. The CH-53K is a sea-based, long range, heavy-lift helicopter providing three times the lift capability of its predecessor.

“In recent months we have seen an increase in bookings of new business for both our Long Island and Connecticut subsidiaries. For the last three months ending January 31, 2023 our consolidated monthly bookings represented a 168% increase over the monthly average for the previous nine months. This is an encouraging trend.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE American: AIRI) is an integrated manufacturer of precision assemblies and components for leading aerospace and defense prime contractors and original equipment manufacturers. The Company is a Tier 1 supplier to aircraft Original Equipment Manufacturers, a Tier 2 subcontractor to major Tier 1 manufacturers, and a Prime Contractor to the U.S. Department of Defense, and is highly regarded for its expertise in designing and manufacturing parts and assemblies that are vital for flight safety and performance.

Additional information about the Company can be found in its filings with the SEC.

Forward Looking Statements

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

Investor Relations

Michael Recca - CFO

631.328.7079

ir@airindustriesgroup.com